Exhibit 99.1

LIMONEIRA ADDS NEW TALENT TO BOARD OF DIRECTORS

Jesus Loza and Amy Fukutomi

Industry Professionals with Years of Experience

SANTA PAULA, Calif.--(BUSINESS WIRE)—Oct. 27, 2020-- On October 27, 2020, the Board of Directors of Limoneira Company (Nasdaq: LMNR), a diversified citrus growing, packing, selling and marketing company with related agribusiness activities and real estate development operations, announced that two new board members were unanimously added to the Company’s Board of Directors.

Limoneira Chairman of the Board, Gordon Kimball, stated, “We are thrilled to have these two very talented individuals join our board. Mr. Loza and Ms. Fukutomi are industry professionals with decades of experience in building successful businesses and both possess deep local knowledge and insight into Limoneira’s diverse global operations.”

Jesus Loza has come full circle after growing up on Limoneira’s main ranch in Santa Paula with his family in the 1970s. Mr. Loza began his produce experience as a young boy working on the lemon ranches of Limoneira with the youth crews. He later graduated from Santa Paula High School and subsequently graduated from California Lutheran University. After college, he began working for a variety of produce companies and built operations from the ground up in the United States and Mexico and grew sales in Europe, Asia, and Canada. As mangos gained popularity in the U.S. Mr. Loza helped start several companies to accelerate the growth of this important fruit.

In 2004, he founded Freska Produce which under his leadership has become one of the largest distributors of mangos in the United States. The company also distributes avocados as well as provides refrigeration services to strawberry growers. Freska has strategically located distribution centers and continues to grow international sales of mangos, avocados, and other compatible products.

“My experience, literally from the ground up, has been in agriculture, and I’m confident that I can provide guidance to Limoneira on startups and acquisitions, as well as operations,” said Mr. Loza. “The world is becoming increasingly complex, but I’m optimistic about the future.”

Amy Fukutomi is a lifelong resident of Camarillo, California located in Ventura County. She holds a BS in Business Administration with an emphasis in real estate finance from the University of Southern California. Ms. Fukutomi held progressively responsible managerial positions at Amgen, one of the world’s leading biotech companies, finishing her Amgen career in Worldwide Compliance and Business Ethics where she authored and implemented key policies involving dealing with the government, the Foreign Corruptions Practices Act, and insider trading.

In 2013, Ms. Fukutomi was named Principal Partner of Oxnard Lemon Company, a Sunkist-affiliated packinghouse. She was a Sunkist Director and Director of the Ventura County Agricultural Association. Under her leadership, Oxnard Lemon Company prospered and was ultimately acquired by Limoneira in 2018. Ms. Fukutomi currently serves as the Director of Compliance and Special Projects at Limoneira.

She also served as a director and president of the Ventura County Sheriff’s Foundation and several USC Athletic Department related organizations including their Board of Governors. Ms. Fukutomi currently serves as a director of the Boys and Girls Club of Camarillo.

Ms. Fukutomi has significant experience serving as a director of businesses and non-profit organizations.

“I’m extremely excited and honored to have the unique opportunity to serve on our Board of Directors while continuing to work closely with our management team on compliance and special projects,” said Ms. Fukutomi. “Implicit in Limoneira’s philosophy is the importance of sound corporate governance.”

About Limoneira Company

Limoneira Company, a 126-year-old international agribusiness headquartered in Santa Paula, California, has grown to become one of the premier integrated agribusinesses in the world. Limoneira (pronounced lē mon´âra) is a dedicated sustainability company with 15,400 acres of rich agricultural lands, real estate properties, and water rights in California, Arizona, Chile, and Argentina. The Company is a leading producer of lemons, avocados, oranges, specialty citrus and other crops that are enjoyed throughout the world. For more about Limoneira Company, visit www.limoneira.com.

Investor:

John Mills

Managing Partner

ICR 646-277-1254

Corporate Communications:

John Chamberlain

Vice President Global Marketing

Limoneira

805 525-5541 ext. 1056